Exhibit 99.1

TILT Holdings Reports Results of 2024 Annual General Meeting of Shareholders

PHOENIX, June 12, 2024—TILT Holdings Inc. (“TILT” or the “Company”) (NEO: TILT) (OTCQB: TLLTF), a global provider of cannabis business solutions that include inhalation technologies, cultivation, manufacturing, processing, brand development and retail, today announces the results of the 2024 annual general meeting of shareholders of TILT (the “Shareholders”) held virtually on Tuesday, June 11, 2024 (the “Meeting”).

The Company put forward the following proposals to be voted on by the Shareholders at the Meeting, all of which were approved: (i)to elect five directors of the Company to hold office until their successors are elected at the next annual general meeting of the Company; and (ii) to re-appoint Macias Gini & O’Connell LLP (“MGO”) as the auditors for the Company for the ensuing year and to authorize the board of directors of the Company (the “Board”) to fix MGO’s remuneration.

Election of Directors:

Each of the directors elected at the Meeting, John Barravecchia, Tim Conder, Adam Draizin, George Odden, and Arthur Smuck will hold office until the next annual general meeting of the Company or until his or her earlier resignation or removal.

Re-Appointment of Auditors and Authorization of Auditors’ Remuneration:

MGO was re-appointed as auditors of the Company for the ensuing year and the Board is authorized to fix MGO’s remuneration.

On June 12, 2024, the Company filed a report of voting results on all proposals voted on at the Meeting on SEDAR+ at www.sedarplus.ca.

About TILT

TILT helps cannabis businesses build brands. Through a portfolio of companies providing technology, hardware, cultivation and production, TILT services brands and cannabis retailers in regulated markets across 39 states in the U.S., as well as Canada, Israel, South America and the European Union. TILT’s core businesses include Jupiter Research LLC, a wholly-owned subsidiary and leader in the vaporization segment focused on hardware design, research, development and manufacturing; and cannabis operations, Commonwealth Alternative Care, Inc. in Massachusetts, Standard Farms LLC in Pennsylvania and Standard Farms Ohio, LLC in Ohio. TILT is headquartered in Phoenix, Arizona. For more information, visit www.tiltholdings.com.

Company Contact:

Lynn Ricci, VP of Investor Relations & Corporate Communications
TILT Holdings Inc.
lricci@tiltholdings.com

Investor Relations Contact:

Sean Mansouri, CFA
Elevate IR
TILT@elevate-ir.com
720.330.2829

Media Contact:

Oak Public Relations

tilt@oakpr.com